Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on amendment no. 1 to Form S-3 of our report dated March 22, 2021, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of NextPlat Corp (formerly Orbsat Corp), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

RBSM LLP

New York, NY

March 22, 2022